PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 15, 2006)	Registration No. 333-134063

U.S. HELICOPTER CORPORATION
33,847,046 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 15, 2006, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 33,847,046 shares of common stock of U.S. Helicopter Corporation (“U.S. Helicopter” or the “Company”).

On June 19, 2006, the Company announced the addition of two routes to its existing scheduled service. Originating at Connecticut’s Bridgeport Sikorsky Airport, the routes include direct flights to and from the Downtown Manhattan Heliport in New York City and connecting service to and from John F. Kennedy International Airport. The new service commences Monday, June 26, 2006.

This prospectus supplement should be read in conjunction with the prospectus dated June 15, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated June 15, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 22, 2006